Exhibit 10.31

TWELFTH AMENDMENT TO

KAISER GROUP INTERNATIONAL, INC.

SECTION 401(k) PLAN

WHEREAS, Section 10.2 of the Kaiser Group International, Inc. Section 401(k) Plan (“Plan”) permits the Board of Directors of Kaiser Group International, Inc., (“Company”), or any committee thereof, to amend the Plan; and

WHEREAS, the Board of Directors would like to amend the Plan to reflect recent law regarding the cash out of small benefits;

NOW, THEREFORE, effective for distributions on or after March 28, 2005, the Plan is amended as follows:

1.             Section 8.8 is amended to add a paragraph at the end to read as follows:

“Notwithstanding the foregoing, for distributions on or after March 28, 2005, in the event of a mandatory distribution greater than $1,000 in accordance with this Section, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Company will pay the distribution in a direct rollover to an individual retirement plan designated by the Company. For purposes of determining whether a mandatory distribution is greater than $1,000, the portion of the Participant’s distribution attributable to any rollover contributions is included, notwithstanding Section 12.5.”

Executed this 12th day of December, 2005.

KAISER GROUP INTERNATIONAL, INC.

By:	/s/ Douglas W. McMinn
Title: Chief Executive Officer